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                                            At the Ex Parte Motion Office of the
                                            Supreme Court of the State of New
                                            York, held in and for the County of
                                            New York at the County Courthouse,
                                            60 Centre Street, New York, New
                                            York, on the 24th day of September
                                            1996.

P R E S E N T :

     Hon. RICHARD B. LOWE, III
               Justice

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HUGO NEU CORPORATION,                              :
a New York corporation,                                   TEMPORARY
                      Petitioner,                  :      RESTRAINING
                                                          ORDER AND ORDER
               - against -                         :      TO SHOW CAUSE
                                                          -------------

PROLER INTERNATIONAL CORP.,                        :
a Delaware corporation,                                   Index No. 604798/96
                      Respondent.                  :

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               Upon the annexed petition of Hugo Neu Corporation, verified on
September 24, 1996, the exhibits thereto, and the accompanying Affirmation of Emergency of Walter Rieman dated 9/24/96 and memorandum of law, and sufficient cause appearing therefor, it is hereby

               ORDERED that respondent Proler International Corp. show cause before IAS Part 55 of this Court to be held at the County Courthouse at 60 Centre Street, New York, New York, on October 2nd, 1996, at 2:00 p.m., in the afternoon or as soon thereafter as counsel can be heard, why an order pursuant to CPLR 7502(c) should not be entered

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               (a) preliminarily enjoining and prohibiting respondent, during the pendency of arbitrations between the parties concerning three joint ventures in which both petitioner and respondent are joint venturers (Hugo Neu-Proler Company, Prolerized New England Company, and Prolerized Schiabo-Neu Company (collectively, the "Joint Ventures")) from taking any of the following actions without obtaining prior written consent of petitioner:

                      (i) disclosing non-public information concerning any or all of the Joint Ventures to Schnitzer Steel Industries, Inc. ("Schnitzer");

                      (ii) permitting Schnitzer to have access to the physical assets, facilities, financial information, production records, contracts, or other non-public corporate records and documents of any or all of the Joint Ventures; and

                      (iii) causing or attempting to cause the management personnel of any or all of the Joint Ventures, or any or all of the Joint Ventures' employees and outside consultants, including auditors and accountants, investment and other bankers, tax and financial advisors and environmental consultants, to meet with Schnitzer; and

                (b) granting to petitioner such other and further relief as the Court deems just and proper; and it is further

                ORDERED that pending hearing of this motion, respondent and its employees and representatives are hereby restrained and prohibited from disclosing or attempting to cause the disclosure of non-public information concerning any or all of the Joint Ventures to Schnitzer without the prior written consent of petitioner; and it is further

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               ORDERED pursuant to CPLR 6313(c) that petitioner file herein, within 3 days from the date hereof, an undertaking in the amount of $7,500.00, in connection with the foregoing temporary restraining order; and it is further

               ORDERED that service of a copy of this order, and the papers upon which it is based, by facsimile transmission or overnight courier service upon counsel for respondent Proler International Corp., Mayor, Day, Caldwell & Keeton, L.L.P., Attention: Geoffrey K. Walker, 700 Louisiana, Suite 1900, Houston, Texas 77002-2778, on or before 5:00 p.m. on September 25th, 1996, shall be deemed sufficient service and notice; and it is further

               ORDERED that opposing affidavits and memoranda of law, if any, shall be served on the attorneys for petitioner, Paul, Weiss, Rifkind, Wharton & Garrison, Attention: Martin Flumenbaum, Esq., 1285 Avenue of the Americas, New York, New York 10019-6064, not later than 5:00 p.m. on October 1, 1996.

                                            E N T E R :

                                            /s/ RICHARD B. LOWE III
                                                      J.S.C.